Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of The Greenrose Holding Company Inc.

We hereby consent to the use in the Prospectus constituting a part of this Amendment No.1 to the Registration Statement on Form S-1 (No. 333-262003) of The Greenrose Holding Company Inc. (the Company) of our report dated March 18, 2021, except for earnings per share information included in the consolidated statements of operations and Notes 2P and 9, which is as of May 18, 2021, relating to the consolidated financial statements of Theraplant, LLC (the predecessor) as of and for the years ended December 31, 2020 and 2019, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias Gini & O’Connell LLP

Los Angeles, California

February 7, 2022